UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

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ENERGY PARTNERS, LTD.
(Exact name of registrant as specified in its charter)

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Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana  70170
(Address of principal executive offices) (Zip Code)

(504) 569-1875
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  On November 6, 2008, Energy Partners, Ltd. (the “Company”) announced that Mr. David P. Cedro, age 41, has been appointed as Vice President and Controller.

Previously, Mr. Cedro served as Corporate Controller for Bayou Steel, LLC from March 2008 until September 2008.  From March 2003 to March 2008, Mr. Cedro was employed by The Shaw Group Inc. ("Shaw"), as Vice President and Chief Financial Officer of Shaw's Power Group (from March 2007 to August 2007), as Vice President - Financial Reporting (from October 2004 to March 2007 and from September 2007 to March 2008), and as Vice President and Controller - Engineering, Construction & Maintenance Segment (from March 2003 to October 2004).  Prior to his employment with Shaw, Mr. Cedro was employed by Ernst & Young LLP in their New Orleans office from June 2002 to March 2003 and by Arthur Andersen LLP in their New Orleans office from June 1992 to June 2002.

There are no family relationships between Mr. Cedro and any of our directors or officers.

Pursuant to an offer letter, the Company and Mr. Cedro agreed to the following, among other things:

•	A commencement of employment payment of $35,000.
•	A starting base salary of $212,500 annually.
•	A guaranteed 2008 annual bonus of $40,000.
•
An award on the commencement date of his employment of 21,000 cash settled restricted stock units that will vest in one-third increments on each of the first three anniversaries of the date of employment.

Mr. Cedro is eligible to participate in employee benefit plans offered by the Company.  Mr. Cedro also executed an indemnity agreement in the form executed by other senior executives of the Company and became a participant in the Company’s change of control severance plan (the “Plan”).  The Plan provides that if Mr. Cedro’s employment terminates within two years following a change of control, as defined in the Plan, under certain circumstances he will be eligible for two times the sum of (i) his annual rate of base salary for the year of termination and (ii) his average annual bonus from the Company for the three calendar years preceding the calendar year in which such termination of employment occurs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2008

ENERGY PARTNERS, LTD. By: /s/ John H. Peper John H. Peper Executive Vice President, General Counsel and Corporate Secretary